For Release: February 22, 2005	9:00am EST

AMERICAN WATER STAR ADDS NEW HAWAIIAN DISTRIBUTOR

AND RECEIVES INITIAL ORDER FOR PRODUCT

Las Vegas - (BUSINESS WIRE) - February 22, 2005 -- American Water Star, Inc., (AMEX: AMW - News) a publicly traded company located in Las Vegas, Nevada is pleased to announce they have added Paradise Beverages to their increasing network of beverage distributors. Paradise Beverages is the largest beverage distributor on the Hawaiian Islands with distribution centers on the Islands of Oahu, Maui, Kauai and two distribution centers on the Island of Hawaii, with one in Hilo and one in Kona. AMW will ship Paradise Beverages' initial order of Hawaiian Tropic beverage during the first week of March.

Paradise Beverages (Hawaii) is pleased to announce with AMW that they have placed their initial orders for Hawaiian Tropic beverages. Paradise Beverages expects American Water Star's Hawaiian Tropic brand, which is themed towards the Hawaiian culture, should be a great success throughout the Hawaiian Islands and they expect strong sales results. Paradise Beverages portfolio of brands consist of Snapple, Seven Up, Miller Beer, Coors Beer and Corona Beer just to name a few.

About: American Water Star, Inc.:

American Water Star Inc. ("AMW") is a publicly traded company, (AMEX: AMW), and is engaged in the beverage bottling industry. Its product brands are licensed and developed in-house, and bottled in strategic locations throughout the United States. AMW's beverage products are sold by the truckload, principally to distributors, who sell to retail stores, corner grocery stores, convenience stores, schools and other outlets.

At AMW, we believe our great-tasting, new zero sugar; zero calorie flavored water beverages have positioned us to capture a large share of the market for healthy flavored waters. Our product line consists of four branded beverages: Geyser Sport; Geyser Fruit; Geyser Fruta; and Hawaiian Tropic. Geyser Sport is a sugar-free, calorie-free, carb-free fruit flavored beverages fortified with vitamins and calcium, offered in eight different fruit flavors. Geyser Fruit is a non-carbonated water with a low sugar content, also offered in eight different flavors. Geyser Fruta is targeted to the Hispanic market and includes authentic Latin flavored beverages. Our Hawaiian Tropic products feature sugar-free, no carbohydrate, caffeine-free, sodium-free tropical drinks offered in four flavors.

Forward-Looking Statements:

This press release may contain statements that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "establish," "project" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from AMW's historical experience and its present expectations or projections. These risks include, but are not limited to, any benefits of the Paradise Beverages arrangement; Paradise Beverages' reputation and abilities; actual distribution of AMW's products in the Hawaiian Islands; the success of AMW's Hawaiian Tropic brand with the Hawaiian culture and market; AMW's ability to penetrate developing and emerging markets; litigation uncertainties; and other risks discussed in AMW's filings with the SEC, including its Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K, which reports are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. AMW undertakes no obligation to publicly update or revise any forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

American Water Star Inc.	Redwood Consultants, LLC.
Donald Hejmanowski, 702-740-7036	Jens Dalsgaard, 415-884-0348